EXHIBIT 99

                                 (International DisplayWorks, Inc. Logo Omitted)


 International DisplayWorks, Inc. Announces Record 2nd Quarter Revenues and EPS
 ------------------------------------------------------------------------------

       Sales Double and Profits Triple for the First 6 Months of the Year
       ------------------------------------------------------------------

                             FOR IMMEDIATE RELEASE
                             ---------------------
For additional information contact:
-----------------------------------
Tom Lacey, CEO                              or    Matthew Hayden or Jeff Stanlis
International DisplayWorks, Inc.                  Hayden Communications, Inc.
(916) 797-6800                                    (843) 272-4653
                                                  matt@haydenir.com

ROSEVILLE, Calif., -- June 7, 2005-- International DisplayWorks, Inc. (IDW) (NASDAQ: IDWK), a manufacturer and designer of liquid crystal displays (LCDs), modules and assemblies, today announced financial results for the Company's second quarter of fiscal 2005 ended April 30, 2005.

Second Quarter/First Six Month Highlights:
        .Revenues for the quarter increased 113 percent to $22.7 million .Net income increased to $1.5, or $0.05 per diluted share
        .SG&A as percent of sales reduced 28 percent to 12.5 percent .Revenues for first half increased 100 percent to $40.8
        .Net income increased to $2.5, or $0.08 per diluted share
        .Completed Acquisition of TFS Beijing Facility and Business

For the quarter, revenues were a record $22.7 million, an increase of 113 percent compared to the $10.6 million reported for the second quarter of fiscal 2004. The Company's gross profit increased 90 percent to $4.1 million, compared to a gross profit of $2.2 million, for the same period a year ago. Gross margins for the quarter were 18 percent, down 2 percent from the year ago period, due to $800,000 in depreciation, labor and utility expenses related to the planned March startup of North Campus without the necessary revenue threshold to offset these incremental costs. SG&A expenses for the quarter were $2.5 million, or 11 percent of revenue, compared to $1.9 million, or 18 percent, in the year ago period. Earnings before interest, taxes, depreciation, and amortization (EBITDA) were $2.2 million compared to a loss of $0.1 million in the year ago period. Net income was a record $1.5 million, or $0.05 per basic and fully diluted share, compared with net income loss of $449,000, or ($0.02) per basic and fully diluted share last year. Last year's earnings were impacted by a $625,000 lawsuit settlement and without this net income would have been $176,000 or $.01 per share. The fully diluted weighted average common shares outstanding were
32.5 million for the second quarter of fiscal 2005 versus 27.3 million for the same quarter last year.

"We are certainly pleased to announce new records for both revenues and net income again this quarter, and we are equally happy with recent color orders for both CSTN and TFT displays which are currently being manufactured at our North Campus," commented Tom Lacey, International DisplayWorks' chairman and chief executive officer. "We made the necessary investments to adequately prepare North Campus for the planned ramp up in color business and I am pleased to report we met our goal of $3 million in revenues generated during the quarter. Finalizing the acquisition of Three-Five System's Beijing operation accelerates our entry into TFT, expands our customer base and has increased our overall manufacturing capacity."

The Company completed the first quarter with $8.2 million in cash and cash equivalents and a current ratio of 1.2:1. On February 22, 2005, the Company announced a new $20 million revolving credit line with Wells Fargo HSBC Trade Bank N.A., replacing a $5 million asset-based line of credit and providing additional working capital along with more favorable terms. At the end of quarter, $11.7 million was outstanding on the line, $8 million of which was utilized to complete recent acquisition of Three-Five System's Beijing operation. Shareholders' equity increased 14 percent to $33.2 million at April 30, 2005 from $29.1 million at October 31, 2004.

For the first six months of fiscal 2005 ending April 30th, revenues were a record $40.8 million, up 100 percent compared to the $20.4 million reported for the corresponding period of fiscal 2004. The Company's gross profit increased to 71 percent to $7.8 million, compared to $4.5 million reported for the same year ago period. SG&A expenses for the six months ended April 30, 2005 were $5.1 million, or 12 percent of sales, compared to $3.6 million, or 17 percent in the year ago period. Earnings before interest, taxes, depreciation, and amortization (EBITDA) for the first six months were $3.5 million, a 305 percent increase from the $0.9 million reported in the year ago period. Net income was a record $2.5 million, or $0.08 per basic and fully diluted share, compared with net income of $172,000, or $0.01 per basic and fully diluted share reported during the first six months of fiscal 2004. For comparison purposes, if the $625,000 lawsuit settlement was discounted net income during the first six months of fiscal 2004 would have been $797,000, or $.03 per diluted share. The fully diluted common shares outstanding utilized in this calculation was 32.1 million compared to
26.1 reported in the year ago period.

Jeff Winzeler, the Company's chief financial officer, commented, "We have reported solid results during the past six months. Our revenues doubled from last year, but more importantly, we were able to effectively manage our investments and spending. As a result, profits tripled over the first six months of last year."

Recent Highlights

    .On April 13, 2005, the Company announced it closed the purchase of the outstanding stock of Three Five System's manufacturing facility and business in Beijing, China for $8 million in cash, the assumption of $2.4 million in debt, and an earn-out provision based on two specific revenue targets. The purchase included $2 million in validated inventory and a $675,000 tax credit, giving a net purchase price of $7.7 million.

    .On May 2, 2005, the Company announced six initial orders for color displays, including both CSTN and TFT production and tooling orders with a cumulative value of $3 million which will be shipped from our North Campus during the next several months. The third quarter is expected to be the first quarter with measurable color shipments.

    .On June 6, 2005, the company filed a shelf registration covering up to
     12.5 million shares of common stock, which will provide management with the flexibility to opportunistically raise capital for complementary acquisitions and to execute its vertical integration strategy, including the development of intellectual property which will help the Company meet its goal of reducing its overall bill of material costs.

Guidance:
---------

Given the stage we are in whereby we are ramping several higher volume customers on color; it can be difficult to forecast the exact timing of each ramp. As such, we are giving guidance for our fiscal 2005 third quarter and directional input for our fiscal 2005 fourth quarter in order to give some more insight into our overall second half, fiscal 2005 expected business. Third quarter revenue guidance is $25 million (with color expected to be at least 15% of our shipments). This would represent yet again, 100% year over year revenue growth vs. third quarter of last year. As some of our higher volume monochrome and color projects are expected to kick in during our fiscal 2005 fourth quarter, we anticipate an even greater year on year growth in the fourth quarter, meaning revenues of at least $40 million.

Teleconference Information
Management will discuss the results in a conference call today at 4:30 p.m. EST. Interested parties should call 888-823-7457 if calling within the United States or 973-582-2718 if calling internationally. There will be a playback available until June 13, 2005. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 6075490 for the replay. This call is being web cast by ViaVid Broadcasting and can be accessed at International DisplayWorks' website at www.idwk.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until July 6, 2005 on either site.

About International DisplayWorks
International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.


                                TABLES TO FOLLOW


                                                           INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                                                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                                            (in thousands, except Share and per share data)

                                                                       For Six Months Ended             For Three Months Ended
                                                                ---------------- ---------------- ---------------- -----------------
                                                                 April 30, 2005   April 30, 2004   April 30, 2005   April 30, 2004
                                                                  (un-audited)     (un-audited)     (un-audited)     (un-audited)
                                                                ---------------- ---------------- ---------------- -----------------
     Sales                                                         $  40,789      $  20,420        $   22,676       $  10,624
Cost of goods sold                                                    33,026         15,875            18,556           8,456
                                                                ---------------- ---------------- ---------------- -----------------
     Gross profit                                                      7,763          4,545             4,120           2,168
                                                                ---------------- ---------------- ---------------- -----------------
Operating expenses:
     General and administrative                                        3,695          2,345             1,777           1,239
     Selling, marketing and customer service                           1,174            875               584             481
     Engineering, advanced design and
                     product management                                  251            331               169             190
                                                                ---------------- ---------------- ---------------- -----------------
                                     Total operating expenses          5,120          3,551             2,530           1,910
                                                                ---------------- ---------------- ---------------- -----------------
                                     Operating income                  2,643            994             1,590             258
                                                                ---------------- ---------------- ---------------- -----------------
Other income (expense):
     Interest expense                                                   (177)          (249)             (115)           (111)
     Other income (expense)                                               22           (573)               (2)           (596)
                                                                ---------------- ---------------- ---------------- -----------------
                                     Total other expense                (155)          (822)             (117)           (707)
                                                                ---------------- ---------------- ---------------- -----------------
                    Income (loss) from continuing operations
                                         before income taxes           2,488            172             1,473            (449)
                                                                ---------------- ---------------- ---------------- -----------------
                                     Provision for income taxes           -              -                  -               -
                                                                ---------------- ---------------- ---------------- -----------------
                                     Net income (loss)             $   2,488       $    172         $   1,473       $    (449)
                                                                ================ ================ ================ =================

Basic and diluted income (loss) per common share
                     Basic                                         $    0.08           0.01         $    0.05       $   (0.02)
                                                                ================ ================ ================ =================
                     Diluted                                       $    0.08      $    0.01         $    0.05       $   (0.02)
                                                                ================ ================ ================ =================
Weighted average common shares outstanding
                     Basic                                        31,146,049     23,675,562        31,525,498      24,906,508

                     Diluted                                      32,131,389     26,117,449        32,510,838      27,348,395
                                                                ================ ================ ================ =================


    The accompanying notes are an integral part of these financial statements



                                               INTERNATIONAL DISPLAYWORKS, INC. AND SUBSIDIARIES
                                                          CONSOLIDATED BALANCE SHEETS
                                                                (in thousands)

                                                                                   -----------------------    ----------------------
                                                ASSETS                                    April 30,                 October 31,
                                                ------                                      2005                      2004
                                                                                       (un-audited)
                                                                                   -----------------------    ----------------------
Current assets:
      Cash and cash equivalents
         Cash in banks                                                            $           8,224          $         8,187

         Cash in commercial paper                                                              -                       1,999
                                                                                   -----------------------    ----------------------
         Total cash and cash equivalents                                                      8,224                  10,186
      Accounts receivable,
          net of allowance for doubtful accounts of $110 and $101                            19,610                   11,378
      Inventories                                                                             8,257                    5,780
      Prepaid expenses and other current assets                                               2,265                    1,160
                                                                                   -----------------------    ----------------------
         Total current assets                                                                38,356                   28,504
                                                                                   -----------------------    ----------------------

Property, plant and equipment at cost, net                                                   26,926                   16,418
                                                                                   -----------------------    ----------------------
         Total assets                                                              $         65,282           $       44,922
                                                                                   =======================    ======================

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                             $         13,659           $         7,236
      Accrued liabilities                                                                     3,686                    3,588
      Line of credit                                                                         11,739                     4,398
      Current portion of long term debt                                                       2,918                       496
                                                                                   -----------------------    ----------------------
         Total current liabilities                                                           32,002                   15,718
Long-term debt, net of current portion                                                           31                       70
                                                                                   -----------------------    ----------------------

         Total liabilities                                                                   32,033                   15,788
                                                                                   -----------------------    ----------------------

Commitments and contingencies

Shareholders' equity
      Preferred stock, no par, 10,000,000 shares authorized,
         none issued
      Common stock, no par, 100,000,000 shares authorized
         31,682,456 and 30,573,383  shares issued and outstanding
         at April 30, 2005 and October 31, 2004 respectively                                 67,267                   65,642
      Accumulated deficit                                                                   (34,091)                 (36,579)
      Cumulative translation adjustment                                                          73                       71
                                                                                   -----------------------    ----------------------
         Total shareholders' equity                                                          33,249                   29,134
                                                                                   -----------------------    ----------------------
         Total liabilities and shareholders' equity                                $         65,282           $       44,922
                                                                                   =======================    ======================

    The accompanying notes are an integral part of these financial statements